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                                                                   EXHIBIT 10.36

                                                                           VITEX

June 15, 1998

Thomas T. Higgins
One Osborne Road
Brookline, MA 02146

Dear Thomas:

I would like to take this opportunity to confirm our offer to you to join the VITEX team as Executive Vice President, Operations and Chief Financial Officer reporting to John R. Barr, President and Chief Executive Officer, at our Melville facility. We are pleased you have accepted our offer to start on or about June 15, 1998, at a salary of $7,115.38 biweekly (which annualized is $185,000). You will also be eligible for additional compensation (a "Performance Bonus") targeted at 28% of your annual salary to be paid after the end of the Company's fiscal (calendar) year. The Performance Bonus payouts will be determined by the achievement of personal objectives and by the Company's achievement of annual financial and other performance goals.

Furthermore, upon approval by the VITEX Board of Directors you will receive a stock option grant of 100,000 shares which will enable you to participate meaningfully in the long term growth and success of the Company. A personalized description of the specific compensation package being offered to you is attached.

In extending this offer to you, I have intentionally chosen to use the word "team". Each of us will have specific roles to play in VITEX, and it will be essential for each of us who are part of the Company to be committed to doing whatever he or she can do to help us all win in a most challenging and competitive business environment. But the true determinant of our future success will be how well each of us supports and is supported by the dedication, commitment and performance of our fellow team members. Together, as a team, we have the greatest potential to succeed.

Please sign and date in the space provided below and remit with the enclosed package. Thomas, I look forward to welcoming you personally to the VITEX team.

Sincerely,

/s/ Jim Northrup

Jim Northrup
V.P. Human Resources

AGREED:  /s/ Thomas T. Higgins
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DATED:  6/15/98
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                                     VITEX

                              COMPENSATION SUMMARY


Base Salary:

                    You will receive a base salary at the biweekly rate of $7,115.38 which annualized is $185,000. Pay checks are distributed biweekly (every other Thursday) and we provide Direct Deposit for your convenience.

Performance
Bonus:

                    You will be eligible for additional compensation, a "Performance Bonus", targeted at 28% of your annual salary to be paid after the end of the Company's fiscal (calendar) year. The Performance Bonus payouts will be determined by the Company's achievement of annual financial and other performance goals and by the achievement of specific personal performance objectives.

                    Eligibility to participate in the Performance Bonus is determined by being a regular full-time team member and by being on the Company's payroll on or before September 30 of the Performance Bonus year (calendar year).

Incentive Stock
Option:

                    You will be eligible to participate in the Company's Incentive Stock Option (ISO) program. Based on your Job level in the Company and upon approval by the Company's Board of Directors, you will receive a stock option grant of 100,000 shares.

                    Stock options are subject to vesting requirements under the Company's Incentive Stock Option Plan. Yearly vesting occurs at the rate of 25% per year starting at the date of grant. For example, if you were granted 1,000 shares, you would vest in the right to purchase 250 shares one year from the date of grant at the price in effect as of the date of grant. You would vest in another 250 shares at the end of the second year, and so forth.

                    ISO's are granted to team members upon hire at the total discretion of the Company's Board of Directors. Therefore, we cannot guarantee that the number of shares and the timing of the grant will be as stated in this letter. Grants will be determined at the next quarterly Board Meeting.
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                                BENEFITS SUMMARY

Medical &
Dental:
                    You will be eligible to participate in a comprehensive medical insurance plan, which includes major medical and dental coverage. Coverage is provided on either team member-only, or family coverage basis. Participation in this program requires partial team member co-payment of premiums which is deducted on a pre-tax basis via payroll deduction.

Flexible Spending/
Dependent Care
Account:

                    Team members will have the opportunity to put away monies on a pre-tax basis for medical expenses and/or dependent care expenses which are not covered under the medical or dental plan. For example, this will allow you to save on your eligible out-of-pocket medical expenses, such as deductibles or vision care, and/or your out-of-pocket child care expenses, such as daycare.

Life Insurance,
Accidental Death
& Dismemberment:

                    Life insurance at one times your base annual salary will be provided by VITEX. You may purchase additional coverage for you and your eligible dependents at your own expense and pay for this coverage via payroll deduction. This optional coverage is available up to a maximum of $300,000. Eligibility for and the cost of optional coverage is governed by your age and evidence of insurability.

Long-Term
Disability:

                    If you become disabled and the disability lasts for more than six months, you will be eligible to receive a benefit of up to 60% of your base annual salary. This coverage will be paid by VITEX; or if you choose, you may pay the monthly premium on an after-tax basis. If you pay the premium instead of the Company, any benefits received by you in the future would be tax-free, providing added income during your disability. If VITEX pays your LTD premium, any benefits received by you in the future would be subject to tax as ordinary income.
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BENEFITS SUMMARY
Page Two

401(k):

                    After one month of service, you will be eligible to enter the VITEX Savings Plan on the first day of the following months --January, April, July or October. You may save on a pre-tax basis up to 20% of your pay via payroll deduction.

Vacation/Holidays:

                    You will be eligible for 32 vacation/holidays. Below are the regular vacation/holiday benefits:


                    Regular Shifts                        12 Hour Shifts
                    --------------                        --------------
                    1st five years of service   22 days   l-5years    15 days
                    6th through 10th years      27 days   6-l0 years  l8 days
                    11th year and beyond        32 days   11 or more  21 days

Sick Time:

                    It is expected that everyone will be at work and fulfilling their responsibilities whenever possible. If you are sick and cannot properly carry out your responsibilities, please remain at home and get well as soon as possible. There is no specific sick time "allotment".

Relocation:
                    You will be eligible for the Company's Senior Relocation Program, a copy of which is enclosed for your review.

Severance:

                    You will be eligible for the Senior Executive Severance program. If you are terminated from your employment by the Company for reasons other than Cause, you will receive a minimum 6 months salary continuation plus vesting in the next traunch of stock options.

The compensation and benefits outlined above are subject to change, and they may be reviewed and revised in the future to ensure that VITEX maintains a competitive position in the marketplace. More detailed information will be made available to you in written and oral communications.

Our offer it based on confidence that your employment with VITEX will be a mutually rewarding and enriching experience, but this offer does not constitute a contract of employment, nor does it guarantee a lifetime security. Employment at VITEX is employment - at - will.